Exhibit 10.2

One CDW Way 200 N. Milwaukee Avenue Vernon Hills, IL 60061 Phone: 847.465.6000 Fax: 847.465.6800 Toll-free: 800.800.4239 CDW.com

September 29, 2021

Collin B. Kebo
Via Email

Re:    Letter of Understanding Regarding Post-Employment Consulting Services

Dear Collin:
This Letter of Understanding is to memorialize the terms of your retirement with CDW Corporation (“CDW”) and the arrangement pursuant to which you will provide post-termination consulting services to CDW and its affiliates.
Termination of Employment
You shall continue to serve as Senior Vice President and Chief Financial Officer of CDW through September 6, 2021, and from September 7, 2021 through October 1, 2021 (the “Termination Date”), you shall remain employed by CDW as Senior Advisor during which time you shall report to Al Miralles and shall receive the same compensation and employee benefits for which you are currently eligible. You will be eligible for a 2021 bonus under the CDW Senior Management Incentive Plan, based on actual performance, but prorated for your period of employment through the Termination Date. At the close of business on the Termination Date, your voluntary retirement with CDW shall be effective, and your employment and all other positions that you hold with CDW and its affiliates (other than the consulting services described below) shall terminate. You acknowledge and agree that your retirement is not due to circumstances that would constitute Good Reason under your Compensation Protection Agreement with CDW, and that you will not receive any severance compensation or benefits as a result of such termination.
Consulting Services
1.    During the period from October 2, 2021 through March 31, 2022 (the “Consulting Period”), you shall make yourself available to perform consulting services with respect to the businesses conducted by CDW and its affiliates. You shall comply with all reasonable requests from CDW and its affiliates for your consulting services, including but not limited to those relating to the transition of your duties to your successor, and shall devote reasonable care to the performance of such consulting services. Your point of contact at CDW during the Consulting Period will be Al Miralles. You shall perform the consulting services as an independent contractor without the power to bind or represent CDW or any of its affiliates.
2.    As your sole compensation for your consulting services, each of your outstanding equity compensation awards granted under CDW’s Amended and Restated 2013 Long-Term Incentive Plan shall remain outstanding and continue to vest during the Consulting Period in accordance with the terms of the applicable award agreements, and for purposes of such awards you shall be deemed to have terminated your continuous service with CDW due to retirement as of the last day of the Consulting Period. You shall not be eligible to receive any other wages, compensation or employee benefits from CDW or its affiliates with respect to your consulting services. For the avoidance of doubt, the tax equalization letter agreement between you and CDW, dated February 12, 2018, shall remain in effect in accordance with its terms.
3.    The Consulting Period will automatically terminate immediately upon any breach of your obligations set forth in this Letter of Understanding or of your noncompetition, nonsolicitation or confidentiality obligations to CDW and its affiliates pursuant to your various restrictive covenants with CDW. Upon such breach, your equity compensation awards shall be subject to the terms of the applicable award agreements and the vesting continuation provisions set forth above in Paragraph 2 shall discontinue immediately.
4.This Letter of Understanding does not supersede any of your obligations under your Noncompetition Agreement with CDW (the “Noncompetition Agreement”) upon the termination of your employment with CDW. The Noncompetition Period, as defined in the Noncompetition Agreement, shall continue for 18 months after the end of the Consulting Period.
A place for your signature is provided below. Please sign and return one (1) fully executed copy of this Letter of Understanding to me.

Sincerely,

CDW Corporation CDW LLC By: /s/ Christine A Leahy Name: Christine A. Leahy Title: President & Chief Executive Officer Date: September 29, 2021	Accepted and Agreed: By: /s/ Collin B. Kebo Name: Collin B. Kebo Date: September 29, 2021

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